Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FOCUS ENHANCEMENTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	04-3144936
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

1370 Dell Avenue
Campbell, California 95008
(408) 866-8300
(Address, including zip code, and telephone number, including area code, of principal executive offices)
Gary L. Williams
Executive Vice President of Finance and Chief Financial Officer
FOCUS Enhancements, Inc.
1370 Dell Avenue
Campbell, California 95008
(408) 866-8300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jerrold F. Petruzzelli, Esq. and Deniz Haupt, Esq.
Manatt Phelps & Phillips, LLP
1001 Page Mill Road, Building 2
Palo Alto, CA  94304
(650) 812-1300
Facsimile:  (650) 213-0260

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of the Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “accelerated filer and large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Large accelerated filer: ☐ Accelerated filer: ☐ Non-accelerated filer: ☐ smaller reporting company: ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share underlying Series B and C Preferred Stock	3,161,000	(1)	$0.43	$1,359,230.00	$53.42	(8)
Common Stock, par value $0.01 per share underlying warrants	29,221,252	(2)	$0.80	$23,377,002.40	$918.72	(9)
Common Stock, par value $0.01 per share underlying warrants	93,750	(3)	$0.05	$4,687.50	$0.18	(9)
Common Stock, par value $0.01 per share underlying warrants	75,000	(4)	$0.80	$60,000.00	$2.36	(9)
Common Stock, par value $0.01 per share underlying warrants	96,296	(5)	$1.35	$129,999.60	$5.11	(9)
Common Stock, par value $0.01 per share underlying warrants	200,000	(6)	$0.40	$80,000.00	$3.14	(9)
Common Stock, par value $0.01 per share underlying warrants	75,000	(7)	$0.50	$37,500.00	$1.47	(9)
Common Stock Purchase Warrants (shares of common stock underlying these warrants are being registered above)	29,713,150			-	-
				25,048,419.50	$984.40

(1)
These shares being registered consist of 3,161,000 of common stock issuable upon the conversion of 2,744 shares of Series B Preferred Stock and 417 shares of Series C Preferred Stock, under which each share of outstanding preferred stock is convertible into 1,000 shares of common stock.

(2)
The shares being registered consist of (i) 26,000,003 shares issuable upon exercise of a common stock purchase warrant outstanding as of the date hereof issued in connection with a private placement to accredited investors of senior secured notes and warrants and (ii) up to an additional 3,221,250 shares that may be issued to accredited investors, if additional senior secured notes and accompanying warrants are issued in lieu of interest due on June 30, 2008 and December 30, 2008, and such indeterminate number of additional shares of common stock issuable for no additional consideration pursuant to the anti-dilution provisions of such warrants and by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock.

(3)
The shares being registered consist of (i) 60,000 shares of common stock issuable upon the exercise of a common stock purchase warrant outstanding as of the date hereof issued to a third party in connection with public relation services and (ii) 33,750 shares of common stock issuable upon the exercise of a common stock purchase warrant outstanding as of the date hereof issued to a third party in connection with marketing services, provided to the registrant, and such indeterminate number of additional shares of common stock issuable for no additional consideration pursuant to the anti-dilution provisions of such warrants and by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock.

(4)
The shares being registered consist of 75,000 shares of common stock issuable upon exercise of a common stock purchase warrant outstanding as of the date hereof issued to a third party in connection with a line of credit, and such indeterminate number of additional shares of common stock issuable for no additional consideration pursuant to the anti-dilution provisions of such warrants and by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock.

(5)
The shares being registered consist of (i) 48,148 shares of common stock issuable upon exercise of a common stock purchase warrant outstanding as of the date hereof issued to a third party in connection with a line of credit and (ii) 48,148 shares of common stock issuable upon exercise of a common stock purchase warrant outstanding as of the date hereof  issued to an affiliate in connection with such affiliate’s personal guarantee of the registrant’s line of credit, and such indeterminate number of additional shares of common stock issuable for no additional consideration pursuant to the anti-dilution provisions of such warrants and by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock.

(6)
The 200,000 shares being registered are issuable upon exercise of a common stock purchase warrant outstanding as of the date hereof issued to an affiliate in connection with such affiliate’s personal guarantee of the registrant’s line of credit, and such indeterminate number of additional shares of common stock issuable for no additional consideration pursuant to the anti-dilution provisions of such warrants and by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock

(7)
The shares being registered consist of (i) 37,500 shares of common stock issuable upon the exercise of a common stock purchase warrant outstanding as of the date hereof issued to a third party in connection with investor relation services and (ii) 37,500 shares of common stock issuable upon the exercise of a common stock purchase warrant outstanding as of the date hereof issued to a third party in connection with investor relation services, provided to the registrant, and such indeterminate number of additional shares of common stock issuable for no additional consideration pursuant to the anti-dilution provisions of such warrants and by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock.

(8)
Proposed maximum offering price per share estimated solely for the purpose of calculating the registration fee, calculated pursuant to Rule 457(g) of the Securities Act of 1933 based upon the average of the bid and asked prices of the common stock of Focus Enhancements, Inc. in the consolidated reporting system of the NASDAQ Capital Market as of May 27, 2008 at $0.43 per share.

(9)	The registration fee is calculated pursuant to Rule 457(g) of the Securities Act of 1933 based on the exercise price of the warrants issued to the investors.

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The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment, which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Securities Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated May 30, 2008

PROSPECTUS
FOCUS ENHANCEMENTS, INC.
32,922,298 SHARES OF COMMON STOCK
29,713,150 WARRANTS

This prospectus relates to the proposed resale of up to 29,713,150 common stock purchase warrants and up to 32,922,298 shares of our common stock, $0.01 par value per share by the selling stockholders named in this prospectus. No securities are being offered or sold by us pursuant to this prospectus. The shares of common stock for resale include 3,161,000 shares of common stock issuable upon conversion of shares of our Series B preferred stock and Series C preferred stock and 29,761,298 shares of common stock issuable upon exercise of warrants, which common stock may be acquired directly by the selling stockholders upon conversion of the preferred stock or the exercise of the warrants described herein.  The securities covered by this prospectus were issued by us in private placements that were exempt from the registration requirements of federal and state securities laws. See page 12 under the heading “Selling Stockholders.” Our filing of the registration statement, of which this prospectus is a part, is intended to satisfy our obligations to the selling stockholders identified in this prospectus to register for resale shares issued to them.

Pursuant to this prospectus, the selling stockholders may sell some or all of the securities they hold through ordinary brokerage transactions, directly to market makers of our shares, or through any of the other means described in the “Plan of Distribution” section of this prospectus, beginning on page 16 of this prospectus. The selling stockholders, and not us, will receive all of the proceeds from any sales of the securities, less any brokerage or other expenses of the sale incurred by them.

We will pay all registration expenses including, without limitation, all Securities and Exchange Commission (“SEC”) and blue sky registration and filing fees, printing expenses, transfer agents’ and registrars’ fees, and the fees and disbursements of our outside counsel in connection with this offering, but the selling stockholders will pay all selling expenses including, without limitation, any underwriters’ or brokers’ fees or discounts relating to the shares registered hereby, or any additional fees or expenses of separate counsel to the selling stockholders.

Each selling stockholder and any broker executing selling orders on behalf of the selling stockholders, may be deemed to be an “underwriter” as such term is defined in the Securities Act of 1933, as amended, (the “Securities Act”) and any commissions paid or discounts or concessions allowed to any such person and any profits received on resale of the securities offered hereby may be deemed to be underwriting compensation under the Securities Act.

Our common stock is listed on the NASDAQ Capital Market with the ticker symbol “FCSE.” On May 28, 2008, the closing price of our common stock on the NASDAQ Capital Market was $0.42 per share. Our principal executive offices are located at 1370 Dell Avenue, Campbell, California 95008, and our telephone number is (408) 866-8300.

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Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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Investing in our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 2 of this prospectus.

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The date of this prospectus is  May __, 2008.

TABLE OF CONTENTS

Prospectus

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We have not authorized any person to give any information or make any statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.  You should not assume that the information in this prospectus is accurate as of any date after its date.

FOCUS ENHANCEMENTS, INC.

Incorporated in 1992, Focus Enhancements, Inc. and its subsidiaries develop and market proprietary video technology in two areas: semiconductor and systems. Focus markets its products globally to original equipment manufacturers (“OEMs”), and dealers and distributors in the consumer and professional channels. Semiconductor products include several series of Application Specific Standard Products (“ASSPs”), which address the wireless video and data market using Ultra Wideband (“UWB”) technology and the video convergence market. The UWB chipsets are targeted for the wireless USB market while the video convergence chips are deployed into portable media players, video conferencing systems, Internet TV, media center and interactive TV applications. Focus’ systems products are designed to provide solutions for the professional video production market particularly for the video acquisition, media asset management and digital signage markets. Focus markets its systems products primarily through the professional channel. Focus production products include video scan converters, video mixers, standard and high definition digital video disk recorders, MPEG (Moving Picture Experts Group) recorders and file format conversion tools. Focus media asset management systems products include network-based video servers, long-duration program monitors and capture/playout components. Focus digital signage and retail media solutions products include standard and high definition MPEG players, servers.

Our main address is 1370 Dell Avenue, Campbell, California 95008 and our telephone number is (408) 866-8300.  Our Web site is located at http://www.Focusinfo.com.  Information contained in our Web site is not part of this prospectus.  Unless the context otherwise requires, the terms “Focus,” “Company,” “we,” “us” and “our” refer to Focus Enhancements, Inc., a Delaware corporation, and our subsidiaries.

RISK FACTORS

An investment in our common stock involves a number of substantial risks.  Before making an investment decision  to purchase our common stock, you should carefully consider the following risks relating to our business and our common stock, together with the other information described elsewhere in this prospectus or in documents incorporated by reference into this prospectus.  If any of the following risks actually occur, our business, results of operations and financial condition could be materially affected, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We have a long history of operating losses.

As of March 31, 2008, we had an accumulated deficit of $128.7 million. We incurred net losses of $17.4 million, $15.9 million and $15.4 million for the years ended December 31, 2007, 2006 and 2005, respectively. There can be no assurance that we will ever become profitable. Additionally, our independent registered public accounting firm has included an explanatory paragraph in its report on our consolidated financial statements for the year ended December 31, 2007 with respect to substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

We will need to raise additional capital, which may not be available when we need it.

Historically, we have met our short- and long-term cash needs through debt issuances, the sale of common stock or other convertible securities in private placements, because cash flow from operations has been insufficient to fund our operations.

We received net proceeds of $9.3 million from the issuance of secured notes and warrants to a group of private investors in February 2008. We received net proceeds of $6.2 million and $4.9 million from the issuances of common stock to groups of private investors in February 2007 and September 2007, respectively. We believe that we will need to raise additional amounts before September 30, 2008 to continue development and launch commercialization of our next generation UWB products. The amount necessary will depend upon the results of ongoing UWB development efforts and our Semiconductor and Systems businesses. Our future capital requirements will remain dependent upon these and other factors, including cash flow from operations, maintaining our gross margins at current or increased  levels, continued progress in research and development programs, competing technological and market developments, and our ability to market our new products successfully. There can be no assurance that additional equity or debt financing, if required, will be available on acceptable terms or at all. If we are unable to access equity or debt financings when we need it, our business will be substantially harmed.

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Our future capital raising activities may dilute the ownership of our existing stockholders.

We may sell securities in the public and private equity markets if and when conditions are favorable.  Raising funds through the issuance of common stock will dilute the ownership of our existing stockholders.  Furthermore, we may issue common stock, or securities convertible into or exercisable for our common stock, at prices that represent a substantial discount to the market price of our common stock, which could result in a decline in the trading price of our common stock.

Currently we do not meet the requirements to remain listed on the Nasdaq Capital Market.  If we are delisted, it could, among other things, decrease the liquidity of our common stock, limit our ability to raise additional capital and potentially accelerate the amounts due under our $20.8 million outstanding principal amount of senior secured notes at the option of the holders of such notes.

Our voting common stock is traded on the Nasdaq Capital Market. There are various quantitative listing requirements for a company to remain listed on the Nasdaq Capital Market, including maintaining a minimum bid price of $1.00 per share of common stock and stockholders’ equity of $2.5 million or market capitalization of at least $35 million. On August 15, 2007, the Nasdaq Stock Market notified us that for the previous 30 consecutive business days, the bid price of our common stock had closed below the minimum $1.00 per share price requirement for continued inclusion under Nasdaq Marketplace Rules. We were initially given until February 11, 2008 to regain compliance. On February 12, 2008, we were then advised of an additional six months extension or until August 11, 2008 to attain compliance with the Nasdaq Capital Market $1.00 minimum bid price rule. At March 31, 2008, we had total stockholders’ deficit of $753,000. If we do not maintain a market value in our securities of at least $35 million, we would likely receive an additional notification from the Nasdaq Capital Market that we were not in compliance with its continued listing criteria.

If we do not regain compliance with the continued listing requirements within the allotted compliance period (including the minimum bid price per share and the market capitalization requirement), including any extensions that may be granted by the Nasdaq Capital Market, the Nasdaq Capital Market would notify us that our common stock will be delisted from the Nasdaq Capital Market, eliminating the only established trading market for our shares. While we would then be entitled to appeal this determination to a Nasdaq Listing Qualifications Panel and to request a hearing, if we fail at such hearing in our efforts to retain our listing, we would be delisted.

If we are delisted from the Nasdaq Capital Market, our shares may be quoted on the OTC Electronic Bulletin Board or some other quotation medium, such as the pink sheets, depending on our ability to meet the specific listing requirements of the specific quotation system and market makers’ willingness to quote our shares on either of these mediums. As a result, an investor might find it more difficult to trade, or to obtain accurate price quotations for, such shares. Delisting might also reduce our ability to raise capital as well as the visibility, liquidity, and price of our voting common stock. If our common stock were not listed on the Nasdaq Capital Market or another established automated over-the-counter trading market in the United States, all amounts outstanding under our $20.8 million senior secured notes would become due and payable at the option of the holders. We do not now have such capital, and we may not have sufficient resources or access to additional capital at the time such demand is made, to satisfy those note obligations at the time they would become due, which would have a material adverse impact on our financial condition and results of operations.

We are dependent upon a significant stockholder to meet certain of our financing needs, and there can be no assurance that this stockholder will continue to provide such financing.

We have relied upon Carl Berg, a director and significant owner of our common stock, for interim financing needs. Mr. Berg has provided a personal guarantee to Samsung Semiconductor Inc., one of our contract ASSP manufacturers, to secure our working capital requirements for ASSP purchase order fulfillment and another personal guarantee to our bank in connection with our existing $6.5 million line of credit. In connection with this second guarantee, Mr. Berg maintains a security interest in all the Company’s assets, subject to the bank’s lien on our accounts receivable, and he has subordinated that security interest in our accounts receivable to the holders of our $20.8 million in debt. There can be no assurances that Mr. Berg will continue to provide such interim financing or personal guarantees, should we need additional funds or increased credit facilities with our vendors.

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We have a significant number of outstanding securities that will dilute existing stockholders upon conversion or exercise.

At May 9, 2008, we had 3,161 shares of preferred stock issued and outstanding, 31,255,785 warrants and 5,519,128 options outstanding which are all exercisable for or convertible into shares of common stock. The 3,161 shares of preferred stock are convertible into 3,161,000 shares of our voting common stock. Furthermore, at May 9, 2008, 2,533,984 additional shares of common stock were available for grant to our employees, officers, directors and consultants under our current stock option and incentive plans. We also may issue additional shares in acquisitions. Any additional grant of options under existing or future plans or issuance of shares in connection with an acquisition will further dilute existing stockholders.

Delays in product development could adversely affect our market position or customer relationships.

We have experienced repeated delays in product development in the past and may experience similar future delays. Given the short product life cycles in the markets for certain products, any delay or unanticipated difficulty associated with new product introductions or product enhancements could cause us to lose customers, damage our competitive position and fail to achieve anticipated revenue targets.  Prior delays have resulted from numerous factors, such as:

•	changing product specifications;
•	the discontinuation of certain third party components;
•	difficulties in hiring and retaining necessary personnel;
•	difficulties in reallocating engineering resources and other resource limitations;
•	difficulties with independent contractors;
•	changing market or competitive product requirements;
•	unanticipated engineering complexity;
•	undetected errors or failures in software and hardware prior to or after product releases; and
•	delays in the acceptance or shipment of products by customers.

The development of new, technologically advanced products, including our significant investment in UWB, is a complex and uncertain process requiring high levels of innovation and highly skilled engineering and development personnel, as well as the accurate anticipation of technological and market trends. In order to compete, we must be able to deliver to customers products that are highly reliable, operate with the customer’s existing equipment, lower the customer’s costs of acquisition, installation and maintenance, and provide an overall cost-effective solution. We may not be able to identify, develop, manufacture, market or support new or enhanced products successfully, if at all, or on a timely basis. Further, our new products may not gain market acceptance or we may not be able to respond effectively to competitors’ new products, technological changes or emerging industry standards. Our failure to respond effectively to technological changes or to have our products accepted would significantly harm our business. Finally, there can be no assurances we will be successful in our product development efforts.

We rely on certain vendors for a significant portion of our manufacturing. If these vendors experience delays in the production and shipping of our products, this would have an adverse effect on our results of operations.

For the year ended December 31, 2007, approximately 83% of our products were manufactured on a turnkey basis by four vendors: BTW Inc., Furthertec Company Ltd., Samsung Semiconductor Inc. and Veris Manufacturing, the latter of which ceased production of our mixers in October 2007. If our ongoing vendors experience production or shipping problems for any reason, we in turn could experience delays in the production and shipping of our products, which would have an adverse effect on our results of operations.

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A significant portion of our semiconductor revenue is from products that are designed for consumer goods. To the extent that consumers do not purchase those products, demand for our products and our revenues will decline.

A significant portion of our semiconductor revenue is subject to risks associated with sales of certain end products through retail outlets, with a majority of such sales occurring from October through December. As a result, our annual operating results with respect to sales of our semiconductor chips incorporated as components of consumer products depend, in large part, on the quantity of anticipated consumer demand for  certain end products during the relatively brief holiday season.

We are dependent on our suppliers. If our suppliers experience labor problems, supply shortages or product discontinuations, this would have an adverse effect on our results of operations.

We purchase all of our parts from outside suppliers and from time-to-time experience delays in obtaining some components or peripheral devices. Additionally, we are dependent on sole source suppliers for certain components.  There can be no assurance that labor problems, supply shortages or product discontinuations will not occur in the future, which could significantly increase the cost, delay shipment, or cause us to cease production of our products, which, in turn could adversely affect our results of operations.

If we fail to meet certain covenants required by our credit facility, we may not be able to draw down on such facility and our ability to finance our operations could be adversely affected.

We have access to a $6.5 million credit facility with our bank. The various agreements in connection with the credit facility requires us to maintain certain covenants. In the event we violate any covenants and are not able to obtain a waiver, we will not be able to draw down on the line of credit or term loan, and any amounts outstanding under such line of credit or term loan may become immediately due and payable. Either event could have a material adverse impact on our financial condition and results of operation.

Furthermore, the restrictions contained in any of our credit facility documents, as well as the terms of other indebtedness we may incur from time-to-time, could limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans. These restrictions could also adversely affect our ability to finance our operations, meet other capital needs, or to engage in other business activities that would be in our interest.

Certain events will result in our senior secured notes becoming due and payable prior to maturity or will require us to repurchase those senior secured notes prior to maturity, either of which would adversely affect our ability to finance our operations.

Our senior secured notes, due January 1, 2011, provide that if we, among other things: (i) default on any principal or interest payment on our senior secured notes; (ii) fail to comply with any of our covenants in the documents governing the issuance of our senior secured notes; (iii) do not pay at final maturity (either at stated maturity or upon acceleration) any of our other indebtedness with an aggregate principal amount of $1.0 million, then the outstanding principal and accrued interest on all such senior secured notes will become due and payable. In addition, the senior secured notes provide that, upon the occurrence of any of the following events, the holders of the notes will have the right to require us to repurchase any or all of such notes at a purchase price equal to 101% of the principal amount of notes to be repurchased, plus accrued and unpaid interest: (i) failure of our common stock to be traded on a national securities exchange, Nasdaq Stock Market or another established automated over-the-counter trading market in the United States or (ii) acquisition of more than 50% of our outstanding voting stock or merger with another company if our then existing stockholders do not continue to own a majority of our outstanding voting stock. As of March 31, 2008, we owed $20.8 million under these senior secured notes. Repayment of this amount prior to the stated maturity would adversely impact our ability to finance our operations or other capital needs.

If we are unable to renew or extend our existing credit facilities upon their expiration dates, our ability to finance our operations could be adversely affected.

As of March 31, 2008, we maintain a $6.5 million line of credit with Heritage Bank of Commerce. This line of credit is guaranteed by Carl Berg, as described above. Our $6.5 million line of credit expires on February 21, 2009. If we are unable to renew the new credit facility on favorable terms upon expiration, we would be required to immediately pay all outstanding obligations under this facility. Repayment of the principal amounts and interest due could adversely affect our other capital requirements, as well as our ability to finance our operations on an ongoing basis.

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We depend on a few customers for a high percentage of our revenues, and the loss or failure to pay of any one of these customers could result in a substantial decline in our revenues and margins and affect our cash flow.

For the three months ended March 31, 2008, our five largest customers collectively provided 34% of our total revenue, and as of March 31, 2008, comprised 42% of our accounts receivable balance. We do not have long-term contracts requiring any customer to purchase any minimum amount of products. There can be no assurance that we will continue to receive orders of the same magnitude as in the past from existing customers or will be able to market our current or proposed products to new customers to obtain similar revenues. The loss of any major customer, the failure of any major customer to pay us, or failure of a major customer to issue additional purchase orders, would have a material adverse effect on our revenue, results of operation, and business as a whole, absent the timely replacement of the associated revenues and gross margins associated with such business. Furthermore, since many of our semiconductor products are integrated into our customers’ products, these products are dependent upon the overall success of our customers’ products, over which we have no control.

The loss of certain of our key personnel and any future potential losses of key personnel or our failure to attract additional personnel could seriously harm our company.

We rely upon the continued service of a relatively small number of key technical, sales and senior management personnel. Our future success depends on retaining our key employees and our ability to retain, attract and train other highly qualified technical, sales and managerial personnel.

Additional changes to our organizational structure may result in further voluntary and involuntary attrition and loss of key personnel. Our employees can typically resign with little or no prior notice. Our loss of any of our key technical, sales and senior management personnel, and the intellectual capital that they possess, or our inability to retain, attract and train additional qualified personnel could have a material adverse effect on our business, results of operations, cash flow and financial condition.

Our quarterly financial results are subject to significant fluctuations, and if actual revenues are less than projected revenues, we may be unable to reduce expenses proportionately, and our operating results, cash flows and liquidity would likely be adversely affected.

We have been unable in the past to forecast accurately our operating expenses and revenue. Revenues currently depend heavily on volatile customer purchasing patterns. If actual revenues are less than projected revenues, we may be unable to reduce expenses proportionately, and our operating results, cash flows and liquidity would likely be adversely affected.

Our markets are subject to rapid technological change, and to compete effectively in the absence of profitable operations, we must continually introduce new products, requiring a significant influx of additional capital.

Many of our markets are characterized by extensive research and development and rapid technological change resulting in short product life cycles. Development by others of better, new or improved products, processes or technologies may make our products or proposed products obsolete or less competitive. We must devote substantial efforts and financial resources to enhance our existing products and to develop new products, such as our significant investment in UWB technology. To fund such ongoing research and development in the absence of profitable operations, we will require a significant influx of additional capital. There can be no assurance that we will succeed with these efforts. Failure to effectively develop such products, notably our UWB technology, could have a material adverse effect on our financial condition and results of operations.

We may not be able to protect our proprietary information.

As of March 31, 2008, we held five patents and had submitted five pending applications in the United States. Certain of these patents have also been filed and issued in countries outside the United States. We treat our technical data as confidential and rely on internal non-disclosure safeguards, including confidentiality agreements with employees, and on laws protecting trade secrets, to protect our proprietary information. There can be no assurance that these measures will adequately protect the confidentiality of our proprietary information or prove valuable in light of future technological developments.

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In addition, we occasionally receive notices by third parties of claims regarding infringement by our products of intellectual property rights held by such third parties. Since 2001, we have not had to engage in any material litigation or incur material expenses regarding such claims. However, there can be no assurance that third parties will not assert infringement claims against us in the future or that such claims will not result in costly litigation or require us to license intellectual proprietary rights from third parties. In addition, there can be no assurance that any such licenses would be available on terms acceptable to us, if at all.

If we are unable to respond to rapid technological change in a timely manner, then we may lose customers to our competitors.

To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our products. Our industry is characterized by rapid technological change, changes in user and customer requirements and preferences and frequent new product and service introductions. If competitors introduce products and services embodying new technologies, or if new industry standards and practices emerge, then our existing proprietary technology and systems may become obsolete.  Our future success will depend on our ability to do the following:

•	both license and internally develop leading technologies useful in our business;
•	enhance our existing technologies;
•	develop new services and technology that address the increasingly sophisticated and varied needs of our prospective customers; and
•	respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

Developing proprietary technology entails significant technical and business risks. We may use new technologies ineffectively, or we may fail to adapt our proprietary technology and transaction processing systems to customer requirements or emerging industry standards. If we face material delays in introducing new services, products and enhancements, then our customers may abandon our products and use of our services replacing them with those of our competitors.

We typically operate without a significant amount of backlog, which could have an adverse impact on our operating results.

We typically operate with a small amount of backlog. Accordingly, we generally do not have a material backlog of unfilled orders, and revenues in any quarter are substantially dependent on orders booked in that quarter. Any significant weakening in current customer demand for any of our primary products would therefore have, and has had in the past, an almost immediate adverse impact on our operating results.

Our common stock price is volatile.

The market price for our voting common stock is volatile and has fluctuated significantly to date. For example, between January 1, 2007 and May 9, 2008, the per share price has fluctuated between $0.33 and $1.57 per share, closing at $0.48 on May 9, 2008. The trading price of our voting common stock is likely to continue to be highly volatile and subject to wide fluctuations in response to numerous factors including the following:

•	actual or anticipated variations in our quarterly operating results;
•	announcements of technological innovations or failures, new sales formats or new products or services by us or our competitors;
•	cyclical nature of consumer products using our technology;
•	changes in financial estimates by us or securities analysts;
•	changes in the economic performance and/or market valuations of other multi-media, or fabless semiconductor companies;
•	announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
•	additions or departures of key personnel;
•	additions or losses of significant customers; and
•	sales of common stock or issuance of other dilutive securities.

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In addition, the securities markets have experienced extreme price and volume fluctuations in recent times, and the market prices of the securities of technology companies have been especially volatile. These broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of stock, many companies have been the object of securities class action litigation, including us. If we are subject to a securities class action, then it could result in additional substantial costs and a diversion of management’s attention and resources.

We do not intend to pay dividends in the future.

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future.  In addition, the terms of our senior secured convertible notes limit or ability to pay dividends, and our future debt or credit facilities may preclude us from paying any dividends.  As a result, capital appreciation, if any, of our common stock will be your source of potential gain for the foreseeable future.

Any acquisitions of companies or technologies by us may result in distraction of our management and disruptions to our business.

We may acquire or make investments in complementary businesses, technologies, services or products if appropriate opportunities arise. From time-to-time, we may engage in discussions and negotiations with companies regarding the possibility of acquiring or investing in their businesses, products, services or technologies. We may not be able to identify suitable acquisition or investment candidates in the future, or if we do identify suitable candidates, we may not be able to make such acquisitions or investments on commercially acceptable terms, if at all. If we acquire or invest in another company, we could have difficulty assimilating that company’s personnel, operations, technology or products and service offerings. In addition, the key personnel of the acquired company may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely otherwise affect operations. Furthermore, we may incur indebtedness or issue equity securities to pay for any future acquisitions and/or pay for the legal, accounting or finders fees typically associated with an acquisition. The issuance of equity securities could be dilutive to our existing stockholders. In addition, the accounting treatment for any acquisition transaction may result in accounting for significant goodwill and intangible assets, which, if impaired, will adversely affect our consolidated results of operations.

We are exposed to potential risks from legislation requiring companies to evaluate financial controls under Section 404 of the Sarbanes-Oxley Act of 2002.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and report on our system of internal controls. We will not be required to file an auditor’s attestation report on our internal control over financial reporting until we file our annual report for the year ending December 31, 2008. Compliance with Section 404 has been and will continue to be expensive and time-consuming. We estimate that we will pay our auditors and third parties approximately $300,000 to assist us with preparation of our management report and comply with the auditor attestation report due with the filing of our December 31, 2008 annual report. If we fail to complete this evaluation in a timely manner, or if our independent registered public accounting firm cannot timely attest to our evaluation, we could be subject to regulatory scrutiny and a loss of public confidence in our internal controls. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

Risks Related to Our Industry

International sales are subject to significant risk.

Our revenues from outside the United States are subject to inherent risks related thereto, including currency rate fluctuations, and the general economic and political conditions in each country. There can be no assurance that an economic or currency crisis experienced in certain parts of the world will not reduce demand for our products and therefore have a material adverse effect on our revenue or operating results.

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Our businesses are very competitive.

The computer peripheral and semiconductor markets are extremely competitive. We currently compete with other developers of video conversion products and with video-graphic integrated circuit developers. Many of our competitors have greater market recognition and greater financial, technical, marketing and human resources. There can be no assurance that we will be able to compete successfully against existing companies or new entrants to the marketplace.

Our markets are also characterized by rapid technological change, new product development and obsolescence, and evolving industry standards. Competition is fragmented with several hundred manufacturers supplying a variety of products. We anticipate increased competition from both existing manufacturers and new market entrants. Competition and rapid technological advances could result in price reductions, reduced margins and loss of market share, any of which could materially and adversely affect our business, financial condition and results of operations. There can be no assurance that we will be able to compete successfully against current and future competitors in these markets.

In addition, some of our competitors also offer a wide variety of product offerings which may confer a competitive advantage based upon their ability either to bundle their equipment in certain large system sales or combine products more cost effectively than we can offer.

We are exposed to general economic conditions that have resulted in reduced sales levels. If such adverse economic conditions were to continue or worsen, our business, financial condition and operating results could be adversely impacted.

If the currently adverse economic conditions in the United States and throughout the world economy continue or worsen, we may continue to experience a material adverse impact on our business, operating results, and financial condition. We continue to take actions and charges to reduce our cost of sales and operating expenses in order to address these adverse conditions. However, a prolonged continuation or worsening of existing trends may require additional actions and charges to reduce cost of sales and operating expenses in subsequent quarters. We may be unable to reduce cost of sales and operating expenses at a rate and to a level consistent with such a future adverse sales environment. If we must undertake further expense reductions, we may incur significant incremental special charges associated with such expense reductions that are disproportionate to sales, thereby adversely affecting our business, financial condition and operating results. Continuing weakness in the economy could decrease demand for our products, increase delinquencies in payments and otherwise have an adverse impact on our business.

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NOTE ON FORWARD LOOKING STATEMENTS

From time to time, information provided by Focus or statements made by its employees may contain “forward looking” information within the meaning of the Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and as such, may involve risks and uncertainties. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words or phrases such as “believe,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “forecast,” “may increase,” “may fluctuate,” “may improve” and similar expressions or future or conditional verbs such as “should,” “would,” and “could.” These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, opportunities and expectations regarding technologies, anticipated performance or contributions from new and existing employees, proposed acquisitions, projections of future performance, possible changes in laws and regulations, potential risks and benefits arising from the implementation of our strategic and tactical plans, perceived opportunities in the market, potential actions of significant stockholders and investment banking firms, and statements regarding our mission and vision. Our actual results, performance, and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements due to a wide range of factors. Factors that may cause such differences include, without limitation, the availability of capital to fund our future cash needs, reliance on major customers, history of operating losses, failure to integrate new acquisitions, the actual amount of charges and transaction expenses associated with the acquisitions, the ability to recognize expected synergies upon acquisition and the related benefits envisioned by us, market acceptance of our products, technological obsolescence, competition, component supply problems and protection of proprietary information, as well as the accuracy of our internal estimates of revenue and operating expense levels.  Each forward looking statement should be read in conjunction with the “Risk Factors” included in this prospectus, together with the information incorporated into this prospectus by reference. We do not undertake, and specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements unless required by federal securities laws.

THE TRANSACTIONS

The following discussion sets forth certain information regarding the transactions by which the securities being registered were acquired or are issuable.  In each case, the securities were issued in compliance with Section 4(2) of the Securities Act and the rules promulgated thereunder.

Warrants issued in connection with Senior Secured Debt

On February 11, 2008, Focus obtained an investment in the amount of approximately $9.3 million through the sale of additional indebtedness under revised terms of its then existing January 24, 2006 Senior Secured Convertible Note Purchase Agreement (the “Original Agreement”). The Original Agreement was amended through an “Amended and Restated Senior Secured Note Purchase Agreement” (the “Amended Agreement”). The Amended Agreement increased the amounts outstanding under the Original Agreement from $11.5 million (after amendments to date) to $20.8 million in new senior secured notes (“Notes”), amended the terms of the Original Notes so they are no longer convertible into Focus common stock, and issued to the holders of the new Notes a total of 26 million warrants under which the holders have the right to purchase, for each warrant, one share of Focus’ common stock for $0.80 per warrant share (“Warrant”). The Notes mature on January 1, 2011 and initially bear interest at a 12% annual rate, increasing to 15% on October 1, 2008, with payment dates on June 30 and December 30 of each year the Notes remain outstanding. The Notes are secured by all of the assets of the Company. No placement agent fee or commissions were payable in connection with this transaction.

Under the Amended Agreement, the Company may, in its discretion, elect to pay interest due on June 30, 2008 and December 30, 2008 in cash or by issuing additional Notes in the full amount of such interest payment, if there has been no event of default. If the Company elects to make the interest payments by issuance of additional Notes, this would result in the additional issuance of up to approximately $2,577,000 of Note principal and approximately 3,221,250 Warrants (at the same exercise price of $0.80 per share).

The Warrants are exercisable at the option of the holder at any time at the initial exercise price of $0.80 per Warrant share for one share of Company’s common stock subject to standard adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions. Additionally, with some exceptions, if the Company subsequently issues equity in a transaction, the primary purpose of which is raising capital, and the equity is issued on a common stock equivalent per share basis at less than $0.80 per share, then the Warrant exercise price shall be adjusted to the greater of (i) the same price at which such equity was issued or (ii) $0.35 per share. The Warrants are redeemable as follows: beginning January 1, 2009, if the average closing price of the Company’s common stock is above $1.30 for 30 calendar days, the Company may repurchase the Warrants for one cent ($0.01) in tranches of 2.6 million Warrants every 30 days, subject to certain other conditions, including the exercise of such Warrants by the holders thereof prior to the repurchase date.

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The Notes are redeemable, in whole or in part, at any time at the Company’s option upon 30 days’ prior written notice to the Note holders, at a redemption price equal to 100% of the principal amount of the Notes then outstanding plus accrued and unpaid interest.

Investor Relations Services

On March 1, 2008, we issued warrants to Keith L. Lippert and John W. Heilshorn to each purchase 37,500 shares of our common stock in connection with financial communications services rendered to us. The warrants have an exercise price of $0.50 per share. The warrants vest over a 10 month period and expire three years from the date of grant.

Marketing Services

On March 1, 2008, we issued a warrant to purchase 33,750 shares of our common stock to Marketing By Design, LLC, for marketing services. The warrant has an exercise price of $0.05 per share. The warrant vests over a 10 month period and expires three years from the date of grant.

Public Relation Services

On March 1, 2008, we issued a warrant to purchase 60,000 shares of our common stock to FutureWorks PR, Inc., for public relation services. The warrant has an exercise price of $0.05 per share. The warrant vests over a 10 month period and expires three years from the date of grant.

Line of Credit

Greater Bay Bank

On March 19, 2007, we renewed our $6.5 million credit facility with Greater Bay Bank (“GBB Bank”) through March 23, 2008. In connection with the renewal, GBB Bank maintained its priority security interest in our accounts receivable. In addition, Carl Berg, a director of Focus, personally guaranteed the credit facility to GBB Bank. Mr. Berg maintained his security interest in all Focus’ assets, subject to the GBB Bank’s lien on accounts receivable. In connection with the renewal, we issued to (i) GBB Bank a warrant to purchase 48,148 shares of our common stock at an exercise price of $1.35 per share, which expires on March 19, 2012 and (ii) Mr. Berg a warrant to purchase 48,148 shares of our common stock at an exercise price of $1.35 per share, which expires on March 19, 2012.

Heritage Bank of Commerce

On February 22, 2008, we secured a $6.5 million line of credit from Heritage Bank of Commerce (“Heritage Bank”). In connection with this line of credit, Heritage Bank will obtain a priority security interest in our accounts receivable. In addition, Mr. Berg personally guaranteed the line of credit to Heritage Bank. Mr. Berg will maintain his security interest in all the company's assets, subject to Heritage Bank’s lien on accounts receivable. In connection with the line of credit, we issued to Heritage Bank a warrant to purchase 75,000 shares of our common stock at an exercise price of $0.80 per share, which expires on February 22, 2015. On March 4, 2008, in connection with Mr. Berg’s personal guarantee, we issued to Mr. Berg a warrant to purchase 200,000 shares of our common stock at an exercise price of $0.40 per share, which expires on March 4, 2013.

Conversion of Debt

Between May 7, 2001 and March 19, 2004, Carl Berg, a director and significant owner of our stock, converted approximately $4.4 million in debt and accrued interest outstanding into 2,744 shares of Series B preferred stock, and 417 shares of Series C preferred stock. The issuance of stock was not registered as it involved a private sale to Mr. Berg pursuant to the terms of previously issued debt. Each share of preferred stock is convertible into 1,000 shares of common stock for an aggregate amount of 3,161 shares of common stock. This prospectus includes 3,161,000 shares of common stock held by Mr. Berg.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our securities offered by this prospectus.  We are paying the expenses of registration of the shares being offered under this prospectus.

SELLING STOCKHOLDERS

The following table sets forth:  (i) the number of shares of Focus common stock beneficially owned by each selling stockholder as of May 9, 2008 (including shares issuable upon exercise of the warrants) and (ii) the number of shares of Focus common stock to be offered hereby by each selling stockholder. Other than as disclosed in this prospectus, no selling stockholder has had any position, office or other material relationship with us during the past three years. The following selling stockholders have participated in our convertible debt offering dated January 27, 2006: Barbara Shingleton Trust, Brad Shingleton Trust, CFG Trust #1, David R. Foote, Donald L. Foote Trust #1, Heritage Mark Foundation, Inc., Ingalls & Snyder Value Partners, L.P., Kenneth J. Foote, Rhonda Foote-Judy, Ronald Altman, Steven M. Foote, Steven M. Foote IRA and Theresa Foote.  The following selling stockholders purchased shares of our common stock and warrants pursuant to our offerings conducted on February 20, 2007: Steadfast, LLC, Inky Investments, Blythefield Farms LC, Theresa Foote, Heritage Mark Foundation, Inc., Steven M. Foote IRA, Kenneth J. Foote, First National Bancshares. One of the selling stockholders, Carl Berg, is a director of Focus and a significant owner of our common stock and Series B preferred stock and Series C preferred stock.  In addition, Carl Berg has guaranteed Focus’ debt as described in further detail under the heading “The Transactions” in this prospectus.  For additional information regarding our relationship with certain selling stockholders, see the heading “The Transactions” in this prospectus.  The information set forth below is based on information provided by each selling stockholder.

Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by each of the selling stockholders. The percentage ownership data is based on 84,998,990 shares of our common stock outstanding as of May 9, 2008.  The information below does not include shares of common stock that may be issued upon the exercise of the additional warrants that will be issued if any additional senior secured notes are issued in lieu of interest on the $20.8 million of senior secured notes.

The securities covered by this prospectus may be sold by the selling stockholders, by those persons or entities to whom they transfer, donate, devise, pledge or distribute their shares or by other successors in interest.

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Security Ownership (1)

Name	Shares Beneficially Owned Prior to Offering		Shares to be Sold in the Offering	Shares Beneficially Owned After Offering (32)

Barbara Shingleton Trust	359,169	(2)	359,169	-	*
Blake Ashdown IRA	312,500	(3)	312,500	-	*
Blythefield Farms LC	1,175,000	(4)	625,000	550,000	*
Brad Shingleton Trust	437,500	(5)	437,500	-	*
CFG Trust #1	437,500	(6)	437,500	-	*
David R. Foote	718,339	(7)	718,339	-	*
Donald L. Foote Trust #1	1,800,000	(8)	1,250,000	550,000	*
Ferguson Children’s Trust	312,500	(9)	312,500	-	*
First National Bancshares	1,175,000	(10)	625,000	550,000	*
Heritage Mark Foundation, Inc.	2,705,353	(11)	1,436,678	1,268,675	*
Horace Shepard Boone IRA	437,500	(12)	437,500	-	*
Ingalls & Snyder Value Partners, L.P.	11,784,130	(13)	11,784,130	-	*
Inky Investments LC	235,000	(14)	125,000	110,000	*
John T Boone Rev Trust	362,500	(15)	187,500	175,000	*
Kenneth J. Foote	828,339	(16)	718,339	110,000	*
MacBay Partners LP	1,660,109	(17)	1,250,000	410,109	*
Rhonda Foote-Judy	437,500	(18)	437,500	-	*
Ronald Altman	875,000	(19)	875,000	-	*
Shannah Ferguson	1,250,000	(20)	1,250,000	-	*
Steadfast LLC	1,175,000	(21)	625,000	550,000	*
Steven M. Foote	718,339	(22)	718,339	-	*
Steven M. Foote IRA	634,169	(23)	359,169	275,000	*
Theresa Foote	828,339	(24)	718,339	110,000	*
Carl Berg	5,902,341	(25)	3,409,148	2,493,193	2.80%
Greater Bay Bank, N.A.	165,334	(26)	48,148	117,186	*
Marketing By Design, LLC	63,750	(27)	33,750	30,000	*
Keith L. Lippert	55,000	(28)	37,500	17,500	*
John W. Heilshorn	55,000	(29)	37,500	17,500	*
FutureWorks PR, Inc.	60,000	(30)	60,000	-	*
Heritage Commerce Corp.	75,000	(31)	75,000	-	*

			29,701,048

*	Represents beneficial ownership of less than one percent.

**
Plus up to an additional 3,221,250 shares of common stock which may be issued if additional Notes and Warrants are issued in lieu of interest on the Notes and, which shares would be allocated among the selling stockholders who then own Notes based on the Notes then held by them.  Information regarding such additional shares would be set forth in a supplement to this prospectus.

(1)
This table has been prepared based solely upon information furnished to us as of May 9, 2008 by the selling stockholders listed above. The selling stockholders identified above may have sold, transferred or otherwise disposed of shares of our common stock since May 9, 2008. In addition, this table includes the shares of our common stock issuable upon exercise of the warrants being registered pursuant to this prospectus, and such warrants may be separately sold, transferred or otherwise disposed.

(2)
Barbara Shingleton Trust.  Includes 359,169 shares of common stock issuable upon exercise of warrants exercisable within 60 days of May 9, 2008. Barbara Shingleton as Trustee has voting and investment control. The selling stockholder has notified us that it is not a broker-dealer or affiliate of a broker-dealer.

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(3)
Blake Ashdown IRA.  Includes 312,500 shares of common stock issuable upon exercise of warrants exercisable within 60 days of May 9, 2008. Blake Ashdown as Trustee has voting and investment control. The selling stockholder has notified us that it is not a broker-dealer or affiliate of a broker-dealer.

(4)
Blythfield Farms.  Includes 675,000 shares of common stock issuable upon exercise of warrants exercisable within 60 days of May 9, 2008. Kenneth Foote as Trustee has voting and investment control. The selling stockholder has notified us that it is not a broker-dealer or affiliate of a broker-dealer.  Mr. Kenneth Foote also has voting and investment control over the securities held by the Don L. Foote Trust set forth in footnote 8, First National Bancshares set forth in footnote 10, the Heritage Mark Foundation set forth in footnote 11 and the securities set forth in footnote 16, for an aggregate of 7,720,442 shares in his voting and investment control.

(5)
Bradford Shingleton Trust.  Includes 437,500 shares of common stock issuable upon exercise of warrants exercisable within 60 days of May 9, 2008. Bradford Shingleton as Trustee has voting and investment control. The selling stockholder has notified us that it is not a broker-dealer or affiliate of a broker-dealer.

(6)
CFG Trust #1.  Includes 437,500 shares of common stock issuable upon exercise of warrants exercisable  within 60 days of May 9, 2008. Cheryl Groenendyke as Trustee has voting and investment control. The selling stockholder has notified us that it is not a broker-dealer or affiliate of a broker-dealer.  Ms. Groenendyke also has voting and investment control over the securities held by Inky Investments set forth in footnote 14 for an aggregate of 953,339 shares in voting and investment control.

(7)
David R. Foote.  Includes 718,339 shares of common stock issuable upon exercise of warrants exercisable within 60 days of May 9, 2008. David Foote has voting and investment control. The selling stockholder has notified us that he is not a broker-dealer or affiliate of a broker-dealer.

(8)
Donald L. Foote Trust #1.  Includes 1,300,000 shares of common stock issuable upon exercise of warrants exercisable within 60 days of May 9, 2008. Kenneth Foote as Trustee has voting and investment control. The selling stockholder has notified us that it is not a broker-dealer or affiliate of a broker-dealer.   Mr. Kenneth Foote also has voting and investment control over the securities held by Blythfield Farms set forth in footnote 4, First National Bancshares set forth in footnote 10, the Heritage Mark Foundation set forth in footnote 11 and the securities set forth in footnote 16, for an aggregate of 7,720,442 shares in his voting and investment control.

(9)
Ferguson Children’s Trust.  Includes 312,500 shares of common stock issuable upon exercise of warrants exercisable within 60 days of May 9, 2008. Rhonda Foote-Judy has voting and investment control. The selling stockholder has notified us that she is not a broker-dealer or affiliate of a broker-dealer.

(10)
First National Bancshares.  Includes 675,000 shares of common stock issuable upon exercise of warrants exercisable within 60 days of May 9, 2008. Kenneth Foote has voting and investment control. The selling stockholder has notified us that he is not a broker-dealer or affiliate of a broker-dealer.  Mr. Kenneth Foote also has voting and investment control over the securities held by Blythfield Farms set forth in footnote 4, the Don L. Foote Trust set forth in footnote 8, the Heritage Mark Foundation set forth in footnote 11 and the securities set forth in footnote 16, for an aggregate of 7,720,442 shares in his voting and investment control.

(11)
Heritage Mark Foundation.  Includes 1,555,353 shares of common stock issuable upon exercise of warrants exercisable within 60 days of May 9, 2008. Kenneth Foote and Frederick Foote both have voting and investment control. The selling stockholder has notified us that it is not a broker-dealer or affiliate of a broker-dealer.  Mr. Kenneth Foote also has voting and investment control over the securities held by Blythfield Farms set forth in footnote 4, the Don L. Foote Trust set forth in footnote 8, First National Bancshares set forth in footnote 10 and the securities set forth in footnote 16, for an aggregate of 7,720,442 shares in his voting and investment control.

(12)
Horace Shepard Boone IRA.  Includes 437,500 shares of common stock issuable upon exercise of warrants exercisable within 60 days of May 9, 2008. Horace Boone has voting and investment control. The selling stockholder has notified us that it is an affiliate of a broker-dealer but at the time they purchased our securities he did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities being sold pursuant to this prospectus.

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(13)
Ingalls & Snyder Value Partners L.P.  Includes 11,784,130 shares of common stock issuable upon exercise of warrants exercisable within 60 days of May 9, 2008. In accordance with rule 13d-3 under the Exchange Act, Thomas Boucher Jr, Robert L. Gipson and Adam Janovic, the general partners, share voting and investment control, of the shares owned by such entity. The selling stockholder has notified us that it is an affiliate of a broker-dealer, but at the time it purchased our securities, it did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities being sold pursuant to this prospectus.

(14)
Inky Investments.  Includes 135,000 shares of common stock issuable upon exercise of warrants exercisable within 60 days of May 9, 2008. Cheryl Groenendyke has voting and investment control. The selling stockholder has notified us that it is not a broker-dealer or affiliate of a broker-dealer.  Ms. Groenendyke also has voting and investment control over the securities held by CFG Trust #1 set forth in footnote 6 for an aggregate of 953,339 shares in voting and investment control.

(15)
John T. Boone Rev Trust.  Includes 187,500 shares of common stock issuable upon exercise of warrants exercisable within 60 days of May 9, 2008. John Boone Jr. and Horace Boone as trustees have voting and investment control. The selling stockholder has notified us that it is an affiliate of a broker-dealer, but at the time it purchased our securities, it did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities being sold pursuant to this prospectus.

(16)
Kenneth Foote.  Includes 728,339 shares of common stock issuable upon exercise of warrants, exercisable within 60 days of May 9, 2008. Kenneth Foote has voting and investment control. The selling stockholder has notified us that he is not a broker-dealer or affiliate of a broker-dealer.   Mr. Kenneth Foote also has voting and investment control over the securities held by Blythfield Farms set forth in footnote 4, the Don L. Foote Trust set forth in footnote 8, First National Bancshares set forth in footnote 10 and the Heritage Mark Foundation set forth in footnote 11, for an aggregate of 7,720,442 shares in his voting and investment control.

(17)
MacBay Partners.  Includes 1,250,000 shares of common stock issuable upon exercise of warrants exercisable within 60 days of May 9, 2008. Horace Boone has voting and investment control. The selling stockholder has notified us that it is an affiliate of a broker-dealer but at the time they purchased our securities it did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities being sold pursuant to this prospectus.

(18)
Rhonda Foote-Judy.  Includes 437,500 shares of common stock issuable upon exercise of warrants, exercisable within 60 days of May 9, 2008. Rhonda Foote-Judy has voting and investment control. The selling stockholder has notified us that she is not a broker-dealer or affiliate of a broker-dealer.

(19)
Ronald Altman.  Includes 875,000 shares of common stock issuable upon exercise of warrants, exercisable within 60 days of May 9, 2008. Ronald Altman has voting and investment control. The selling stockholder has notified us that he is not a broker-dealer or affiliate of a broker-dealer.

(20)
Shannah Ferguson.  Includes 1,250,000 shares of common stock issuable upon exercise of warrants exercisable within 60 days of May 9, 2008. Shannah Ferguson has voting and investment control. The selling stockholder has notified us that she is not a broker-dealer or affiliate of a broker-dealer.

(21)
Steadfast LLC.  Includes 675,000 shares of common stock issuable upon exercise of warrants exercisable within 60 days of May 9, 2008. Steven Foote has voting and investment control. The selling stockholder has notified us that he is an affiliate of a broker-dealer, but at the time he purchased our securities, he did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities being sold pursuant to this prospectus.   Mr. Steven Foote also has voting and investment control over the securities set forth in footnotes 22 and 23 for an aggregate of 2,527,508 shares of common stock in his voting and investment control.

(22)
Steven M. Foote.  Includes 718,339 shares of common stock issuable upon exercise of warrants, exercisable within 60 days of May 9, 2008. Steven Foote has voting and investment control. The selling stockholder has notified us that he is an affiliate of a broker-dealer, but at the time he purchased our securities, he did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities being sold pursuant to this prospectus.   Mr. Steven Foote also has voting and investment control over the securities held by Steadfast LLC set forth in footnote 21 and the securities set forth in footnote 23, for an aggregate of 2,527,508 shares in his voting and investment control.

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(23)
Steven Foote IRA.  Includes 384,169 shares of common stock issuable upon exercise of warrants, exercisable within 60 days of May 9, 2008. Steven Foote has voting and investment control. The selling stockholder has notified us that it is an affiliate of a broker-dealer, but at the time it purchased our securities, it did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities being sold pursuant to this prospectus.  Mr. Steven Foote also has voting and investment control over the securities held by Steadfast LLC set forth in footnote 21 and the securities set forth in footnote 22, for an aggregate of 2,527,508 shares in his voting and investment control.

(24)
Theresa Foote.  Includes 728,339 shares of common stock issuable upon exercise of warrants exercisable within 60 days of May 9, 2008. Theresa Foote as Trustee has voting and investment control. The selling stockholder has notified us that she is not a broker-dealer or affiliate of a broker-dealer.

(25)
Carl Berg. Includes 2,744 shares of Series B preferred stock and 417 shares of Series C preferred stock, convertible into 3,161,000 shares of common stock and 248,148 shares of common stock issuable upon exercise of warrants exercisable within 60 days of May 9, 2008. Carl Berg has voting and investment control. The selling stockholder has notified us that he is not a broker-dealer or affiliate of a broker-dealer.

(26)
Greater Bay Bank, N.A.  Includes 165,334 shares of common stock issuable upon exercise of warrants within 60 days of May 9, 2008. The selling stockholder has notified us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes that it is not required to be broker-dealer.

(27)
Marketing By Design, LLC.  Includes 63,750 shares of common stock exercisable upon conversion of warrants. Such warrants vest monthly in equal installments between March 30 and December 30, 2008. As of May 9, 2008, an aggregate amount of 43,500 warrants have vested and are exercisable within 60 days of this date. Susan McDonald has voting and investment control. The selling stockholder has notified us that it is not a broker-dealer or affiliate of a broker-dealer.

(28)
Keith L. Lippert.  Includes 55,000 shares of common stock issuable upon exercise of warrants. Such warrants vest monthly in equal installments between March 30 and December 30, 2008. As of May 9, 2008, an aggregate amount of 32,500 warrants have vested and are exercisable within 60 days of this date. Keith L. Lippert has voting and investment control.  The selling stockholder has notified us that he is not a broker-dealer or affiliate of a broker-dealer.

(29)
John W. Heilshorn.  Includes 55,000 shares of common stock issuable upon exercise of warrants. Such warrants vest monthly in equal installments between March 30 and December 30, 2008.  As of May 9, 2008, an aggregate amount of 32,500 warrants have vested and are exercisable within 60 days of this date. John W. Heilshorn has voting and investment control.  The selling stockholder has notified us that he is not a broker-dealer or affiliate of a broker-dealer.

(30)
FutureWorks PR, Inc. Includes 60,000 shares of common stock exercisable upon conversion of warrants. Such warrants vest monthly in equal installments between March 30 and December 30, 2008. As of May 9, 2008, an aggregate amount of 24,000 warrants have vested and are exercisable within 60 days of this date. Brian Solis has voting and investment control. The selling stockholder has notified us that it is not a broker-dealer or affiliate of a broker-dealer.

(31)
Heritage Commerce Corp.  Includes 75,000 shares of common stock issuable upon exercise of warrants within 60 days of May 9, 2008. The selling stockholder has notified us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes that it is not required to be a broker-dealer.

(32)	Assumes all shares being offered by this prospectus are sold.

PLAN OF DISTRIBUTION

We are registering the securities being offered by this prospectus for resale in accordance with certain registration rights granted to the selling stockholders, including their pledgees, donees, transferees, assignees or other successors-in-interest, who may sell the securities from time to time, or who may also decide not to sell any or all of the securities that may be sold under this prospectus. We will pay all registration expenses including, without limitation, all the SEC and blue sky registration and filing fees, printing expenses, transfer agents’ and registrars’ fees, and the fees and disbursements of our outside counsel in connection with this offering, but the selling stockholders will pay all selling expenses including, without limitation, any underwriters’ or brokers’ fees or discounts relating to the securities registered hereby, or the fees or expenses of separate counsel to the selling stockholders.

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The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their securities on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares of common stock, and to the extent applicable, the warrants:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transactions;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such securities at a stipulated price per share;
•	a combination of any such methods of sale;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of securities to exceed what is customary in the types of transactions involved.

In connection with the sale of our securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell the securities  short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of the securities offered by this prospectus, which securities  such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. The selling stockholders, Ingalls & Snyder Value Partners L.P., Horace Shepard Boone, John T Boone, MacBay Partners LP, Steadfast LLC, and Steven M. Foote, have informed us that they are each an affiliate of a broker-dealer, but at the time they purchased our securities, they did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities being sold pursuant to this prospectus. All other stockholders have told us that at the time they purchased our securities they were not broker-dealers and did not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock being sold pursuant to this prospectus.

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We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, unless such requirement is inapplicable by reason of rule of the SEC promulgated thereunder.  In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without volume restrictions pursuant to Rule 144(k) as determined by our counsel pursuant to a written opinion letter to such effect, addressed and acceptable to our transfer agent and the selling stockholders or (ii) all of the securities have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

The securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of our securities by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

We will not receive any of the proceeds from the selling stockholders’ sale of our securities.  In the event that the selling stockholders exercise their warrants for cash, we will receive proceeds from their exercise.

Unless otherwise permitted by law, if the securities are to be sold pursuant to this prospectus by pledgees, donees, assignees, transferees of, or other successors in interest to the selling stockholders, then we must file an amendment to the registration statement of which this prospectus is a part under applicable provisions of the Securities Act amending the list of the selling stockholders to include the pledgee, donee, transferee, assignee or other successor in interest as selling stockholders under this prospectus.

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DESCRIPTION OF SECURITIES

General

We are authorized to issue up to 150,000,000 shares of common stock, $0.01 par value per share, and 3,000,000 shares of preferred stock, $0.01 par value per share. As of May 9, 2008, 84,998,990 shares of common stock, 2,744 shares of Series B convertible preferred stock and 417 shares of Series C convertible preferred stock were issued and outstanding. All of the outstanding capital stock is, and will be, fully paid and non-assessable.

Common Stock

Holders of common stock are entitled to one vote per share. All actions submitted to a vote of stockholders are voted on by holders of common stock voting together as a single class. Holders of common stock are not entitled to cumulative voting in the election of directors. Our board of directors is divided into three classes, each serving staggered three-year terms. As a result, one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. This provision in our charter may have the effect of delaying or preventing changes in control or management.

Holders of common stock are entitled to receive dividends in cash or in property on an equal basis, if and when dividends are declared on the common stock by our board of directors, subject to any preference in favor of outstanding shares of preferred stock, if there are any.

In the event of liquidation of our company, all holders of common stock will participate on an equal basis with each other in our net assets available for distribution after payment of our liabilities and payment of any liquidation preferences in favor of outstanding shares of preferred stock.

Holders of common stock are not entitled to preemptive rights and the common stock is not subject to redemption.

The rights of holders of common stock are subject to the rights of holders of any preferred stock that we designate or have designated. The rights of preferred stockholders may adversely affect the rights of the common stockholders.

Preferred Stock

Our board of directors has the ability to issue up to 3,000,000 shares of preferred stock in one or more series, without stockholder approval.  The board of directors may designate for the series:

•	the number of shares and name of the series,
•	the voting powers of the series, including the right to elect directors, if any,
•	the dividend rights and preferences, if any,
•	redemption terms, if any,
•	liquidation preferences and the amounts payable on liquidation or dissolution, and
•	the terms upon which such series may be converted into any other series or class of our stock, including the common stock and any other terms that are not prohibited by law.

It is impossible for us to state the actual effect it will have on common stock holders if the board of directors designates a new series of preferred stock. The effects of such a designation will not be determinable until the rights accompanying the series have been designated. The issuance of preferred stock could adversely affect the voting power, liquidation rights or other rights held by owners of common stock or other series of preferred stock. The board of directors’ authority to issue preferred stock without stockholder approval could make it more difficult for a third party to acquire control of our company, and could discourage any such attempt. We have no present plans to issue any additional shares of preferred stock.

Series B Preferred Stock

The board of directors of Focus adopted a Certificate of Designation whereby a total of 3,000 shares of Series B preferred stock, $0.01 par value per share, are authorized for issuance. Each share has a liquidation preference in the amount of $1,190.48 plus all accrued or declared, but unpaid dividends. Cash dividends on the stock are non-cumulative and are paid at the option of the board of directors. If paid, the rate shall be seven percent per annum. The board does not presently intend to pay dividends on the stock. At the option of the holder, each share is convertible into 1,000 shares of our common stock. At May 9, 2008, there were 2,744 shares of Series B preferred stock outstanding.

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Series C Preferred Stock

The board of directors of Focus adopted a Certificate of Designation whereby a total of 500 shares of Series C preferred stock, $0.01 par value per share, are authorized for issuance. Each share has a liquidation preference in the amount of $1,560.00 plus all accrued or declared, but unpaid dividends. Cash dividends on the stock are non-cumulative and are paid at the option of the board of directors. If paid, the rate shall be seven percent per annum. The board does not presently intend to pay dividends on the stock. At the option of the holder, each share is convertible into 1,000 shares of our common stock. At May 9, 2008, there were 417 shares of Series C preferred stock outstanding.

Options, Warrants and Notes

As of May 9, 2008, 5,519,128 options to purchase shares of common stock were outstanding under our approved stock option plans and 2,533,984 shares of common stock were available for future grants under our stock option plans. Holders of options do not have any of the rights or privileges of our stockholders, including voting rights, prior to exercise of the options. The number of shares of common stock for which these options are exercisable and the exercise price of these options are subject to proportional adjustment for stock splits and similar changes affecting our common stock.

As of May 9, 2008, we have issued warrants to purchase 31,225,785 shares of common stock. We have reserved sufficient shares of authorized common stock to cover the issuance of common stock subject to the options and warrants, including an additional 3,221,250 shares of common stock for warrants that may be issued along with additional notes in lieu of cash interest payments due on June 30, 2008 and December 30, 2008 on our senior secured notes.

Holders of our warrants do not have any rights or privileges of our stockholders, including voting rights, prior to exercise of the warrants. The number of shares of common stock for which these warrants are exercisable and the exercise price of these warrants are subject to proportional adjustment for stock splits and similar changes affecting our common stock.  Each of the warrants registered herein have different exercise prices and expiration dates, and may have additional differing terms.  The following is a description of our warrants registered pursuant to this prospectus. However, for a description of the exercise price and the expiration date of each of the warrants registered pursuant to this prospectus, see the heading “The Transactions.”

Holders of the warrants may exercise their warrants to purchase shares of our common stock on or before the expiration date by delivering (i) an exercise notice, appropriately completed and duly signed, and (ii) payment of the exercise price for the number of shares with respect to which the warrant is being exercised.  Our warrants may be exercised in whole or in part, but only for full shares of common stock, and any portion of a warrant not exercised prior to the expiration date shall be and become void and of no value.  The shares of common stock issuable on exercise of all warrants registered herein will be, when issued in accordance with the warrants, duly and validly authorized, issued and fully paid and non-assessable.

Upon the holder’s exercise of a warrants registered herein, we will promptly, but in no event later than five trading days after the exercise date, issue and deliver, or cause to be issued and delivered, a certificate for the shares of common stock issuable upon exercise of the warrant, free of restrictive legends unless there is no effective registration statement covering the issuance of the shares of common stock or the shares of common stock issuable upon exercise of the warrant are not freely transferable without volume restrictions pursuant to Rule 144(k) under the Securities Act.  Share certificates issued at times when there is not a then effective registration statement covering the issuance of the underlying common stock will include customary legends restricting transfer to the extent we determine necessary to ensure our compliance with the applicable laws.

The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, and combinations or reclassifications of our common stock. Upon any such event, each holder’s warrant will become the right to receive, upon exercise of such warrant, in addition to the number of shares of common stock issuable under the warrant, the same kind and amount of securities, cash or other property as it would have been entitled to receive upon the occurrence of such transaction, if the warrant had been exercised immediately prior to such transaction.

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For the warrants held by Greater Bay Bancorp and Heritage Commerce Corp. we allow for the conversion of their warrants, in whole or in part, into a number of shares equal to the aggregate fair market value of the shares less the aggregate warrant price of the shares underlying their warrants divided by the fair market value of one share of the common stock underlying these warrants.  For the Warrants issued in connection with the Senior Secured Debt and the warrants held by Carl Berg, we provide for a “cashless exercise” option if, at any time of exercise, there is no effective registration statement registering the resale of the warrant shares.  This option entitles the warrant holder to elect to receive fewer shares of common stock without paying the cash exercise price.  The number of shares to be issued would be determined by a formula based on the total number of shares to which the warrant holder is entitled, the market price of the common stock on the date of exercise and the applicable exercise price of the warrants.

Additionally, the Warrants issued in connection with the Senior Secured Debt provide for certain buy-in rights to a holder if we fail to deliver the shares of common stock underlying the Warrants by the fifth trading day after the date on which delivery of such stock certificate is required by the Warrant. The buy-in rights apply if after such fifth trading day, but prior to cure by us, the holder purchases (in an open market transaction or otherwise) shares of our common stock to deliver in satisfaction of a sale by the holder of the Warrant shares that the holder anticipated receiving from us upon exercise of the Warrant.  In this event, at the request of and in the holder’s discretion, we will pay cash to the holder in an amount equal to the amount by which the holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds the product of (A) such number of shares of common stock as we were required to delivered to the holder, times (B) the price at which the sell order giving rise to such purchase obligation was executed, and at the option of the holder, either reinstate the portion of the Warrant and equivalent number of common stock to be issued pursuant to the Warrant for which such exercise was not honored or deliver to the holder a certificate or certificates representing the shares of common stock underlying the exercised Warrant that would have been issued had we timely complied with our exercise and delivery obligations.

If, at any time while the Warrants issued in connection with the Senior Secured Debt are outstanding, (1) we effect any merger or consolidation with or into another person or entity after which our shareholders as of immediately prior to the transaction own less than a majority of the outstanding stock of the surviving entity, (2) we effect any sale of all or substantially all of our property, assets or business in one or a series of related transactions, or (3) we effect any reclassification of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then the holder shall have the right thereafter to receive, upon exercise of the warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant. In the case of any such Fundamental Transaction, the surviving entity or the corporation purchasing or otherwise acquiring such assets shall expressly assume the due and punctual performance of each and every covenant and condition of the warrant, and the other obligations and liabilities under the warrant.

Commencing on after January 1, 2009 and prior to December 21, 2010, if the average of the closing prices of the Company’s common stock for 30 consecutive days is greater than $1.30 per share, the Company may, upon ten days’ written notice to the holders of the Warrants, redeem 2,600,000 Warrants on a pro rata basis among the holders of such Warrants at a redemption price of $0.01 per Warrant share then unexercised, on a date no earlier than ten trading days following the Company’s transmission of the redemption notice given to the holders of the Warrants.  In addition, 20 days after the Company has given its first redemption notice, and the applicable ten trading days have passed, the Company may issue additional redemption notices provided that as of the date of each additional redemption notice, the common stock then listed or quoted for trading has previously been for 30 consecutive calendar days greater than $1.30 per share, and the Company may thereafter redeem 2,600,000 Warrants in the same manner as set forth above.  Subject to its meeting the applicable conditions, the Company may continue to exercise its redemption rights every 30 days in the manner set forth above until no further Warrants remain outstanding.

In addition, the exercise price of the Warrants issued in connection with the Senior Secured Debt will be adjusted, without any change in the number of securities purchasable under the Warrants if the Company issues at a net effective price to the Company of less than $0.80 per share of common stock, any equity or equity linked securities, in connection with a financing the primary purpose of which is to raise equity capital, with certain exclusions.  If the Company makes such an issuance, then the exercise price of the Warrants issued and then outstanding will be adjusted so that the exercise price to purchase one share of common stock pursuant to the Warrant shall be the net effective price received by the Company in the financing; provided, however, that such adjustment to the exercise price may not cause or result in the exercise price of less than $0.35 per share.

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The above summary of certain terms and provisions of the warrants registered herein is qualified in its entirety by reference to the detailed provisions of the warrants, which are filed as exhibits to this prospectus and incorporated herein by reference. We are not required to issue fractional shares upon the exercise of the warrants. No holders of the warrants will possess any rights as a shareholder under those warrants until the holder exercises those warrants. The warrants may be transferred independent of the common stock they were issued with, on a form of assignment, subject to all applicable laws.

LEGAL MATTERS

Manatt, Phelps & Phillips LLP, Palo Alto, California, will pass upon the validity of our securities and certain other legal matters in connection with our offering of our securities.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) of Burr, Pilger & Mayer LLP, an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and quarterly reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., 100 F Street N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at 100 F Street, N.E., Washington, D.C. 20549. Our SEC filings are also available to the public from the SEC’s Website at “http://www.sec.gov.”

This prospectus provides you with a general description of the securities being registered.  This prospectus is part of a registration statement that we have filed with the SEC. To see more detail, you should read the exhibits and schedules filed with our registration statement. You may obtain copies of the registration statement and the exhibits and schedules to the registration statement as described above.

Statements contained herein as to the contents of any contract or any other document referred to are not necessarily complete, and where such contract or other document is an exhibit to a document we have filed with the SEC, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is now made.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus "incorporates by reference" information that we have filed with the SEC under the Exchange Act, which means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document that also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the following documents we filed with the SEC with the exception of those items deemed to be only furnished with the SEC:

Our SEC Filings (File No. 1-11860)	Date of Filing
Annual Report on Form 10-K for the year ended December 31, 2007	March 28, 2008
Annual Report on Form 10-K/A for the year ended December 31, 2007	April 29, 2008
Current Report on Form 8-K	February 15, 2008
Current Report on Form 8-K	February 25, 2008
Current Report on Form 8-K	March 6, 2008
Current Report on Form 8-K	March 17, 2008
Quarterly Report on Form 10-Q for the quarter ended March 31, 2008	May 15, 2008

We are also incorporating by reference any future documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended after the date of the filing of the Registration Statement for which this prospectus is a part and prior to the time all of the securities offered by this prospectus are sold. In no event, however, will any information that we furnish under Item 2.02 or Item 7.01 of any Current Report on Form 8-K or other information that we may from time to time furnish to the SEC (rather than file) be incorporated by reference into, or otherwise become a part of, this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Focus Enhancements, Inc.
1370 Dell Avenue
Campbell, California 95008
Attention:  Investor Relations
Phone:  (408) 866-8300

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Delaware General Corporation Law and our certificate of incorporation and bylaws provide for indemnification of our directors and officers for liabilities and expenses that they may incur in such capacities.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Focus pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

You should rely only on the information incorporated by reference or contained in this prospectus or any supplement.  We have not authorized anyone else to provide you with different or additional information.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus or any supplement that may have a later date.  The selling stockholders are not making an offer of the securities in any state where the offer is not permitted.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following statement sets forth the estimated amounts of expenses to be borne by the Company in connection with the offering described in this Registration Statement:

Registration fee under securities act	$250
Blue sky fees and expenses	2,500
Legal fees and expenses	80,000
Accounting fees and expenses	7,500
Printing and mailing costs	250
Miscellaneous fees and expenses	100

Total expenses *	$90,600

* Estimated

Item 15.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or permits a Delaware corporation to grant, indemnity to present or former directors and officers, as well as certain other persons serving at the request of the corporation in related capacities.  This permitted indemnity is sufficiently broad to permit indemnification for liabilities arising under the Securities Act, including reimbursement for expenses incurred.

The indemnification authorized under Delaware law is not exclusive and is in addition to any other rights granted to officers and directors under the Certificate of Incorporation or Bylaws of the corporation or any agreement between officers and directors and the corporation. The registrant’s Certificate of Incorporation provides for the indemnification of directors, former directors and officers to the maximum extent permitted by Delaware law.  The registrant’s Certificate of Incorporation also provides that it may purchase and maintain insurance on behalf of a director or officer against liability asserted against the director or officer in such capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.  Exhibits.

The following documents have been previously filed as Exhibits and are incorporated herein by reference except those exhibits indicated with an asterisk which are filed herewith:

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Exhibit No.	Description

3.1(a)	Second Restated Certificate of Incorporation of Focus (Exhibit to Registration Statement on Form SB-2 (No. 33-60248-B) filed with the SEC, and incorporated herein by reference).

3.1(b)	Certificate of Amendment to the Second Restated Certificate of Incorporation of Focus (Exhibit to Form 10-QSB, filed with the SEC, and incorporated herein by reference).

3.1(c)	Certificate of Amendment of the Certificate of Incorporation of Focus dated July 25, 1997 (Exhibit to Form 10-QSB, filed with the SEC on August 14, 1997, and incorporated herein by reference).

3.1(d)
Certificate of Designation - Series B Preferred Stock dated June 14, 2001 (Exhibit to Amendment No. 1 to Registration Statement on Form SB-2 (No. 333-55178) filed with the SEC on August 9, 2001, and incorporated herein by reference).

3.1(e)
Certificate of Amendment to the Second Restated Certificate of Incorporation of Focus dated January 16, 2001 (Exhibit to Form 10-KSB filed with the SEC on March 31, 2003, and incorporated herein by reference).

3.1(f)
Certificate of Amendment to Second Amended and Restated Certificate of Incorporation of Focus dated January 8, 2003 (Exhibit to Form 10-KSB filed with the SEC on March 31, 2003, and incorporated herein by reference).

3.1(g)	Certificate of Amendment of the Certificate of Incorporation of Focus dated March 12, 2004 (Exhibit to Form 10-K filed with the SEC on March 16, 2004, and incorporated herein by reference).

3.1(h)	Certificate of Designation - Series C Preferred Stock dated March 12, 2004 (Exhibit to Form 10-K filed with the SEC on March 16, 2004, and incorporated herein by reference).

3.1(i)
Certificate of Amendment of the Second Restated Certificate of Incorporation of Focus dated November 17, 2006 (Exhibit to Registration Statement on Form S-3 filed with the SEC on December 8, 2006 (No. 333-139224), and incorporated herein by reference).

3.1(j)	Certificate of Designation of Series B Preferred Stock dated September 29, 2005 (Exhibit to Form 8-K filed with the SEC on October 4, 2005, and incorporated herein by reference).

3.2	Restated Bylaws of Focus (Exhibit to Form 10-Q filed with the SEC on November 14, 2007, and incorporated herein by reference).

4.1	Common Stock Purchase Form of Warrant (Ingalls & Snyder), dated February 11, 2008 (Exhibit to Form 8-K filed with the SEC on February 15, 2008, and incorporated herein by reference).

4.2
Amended and Restated Registration Rights Agreement by and among Focus, the Purchasers and Ingalls & Snyder LLC, dated as of February 7, 2008 (Exhibit to Form 8-K filed with the SEC on February 15, 2008, and incorporated herein by reference.)

4.3	Warrant to purchase stock issued to Greater Bay Bancorp, dated March 19, 2007 (Exhibit to Form 8-K filed with the SEC on March 23, 2007, and incorporated herein by reference).

4.4	Registration Rights Agreement between Focus and Greater Bay Bancorp, dated March 19, 2007 (Exhibit to Form 8-K filed with the SEC on March 23, 2007, and incorporated herein by reference).

4.5	Common stock purchase warrant issued to Carl E. Berg, dated March 19, 2007 (Exhibit to Form 8-K filed with the SEC on March 23, 2007, and incorporated herein by reference).

4.6	Piggyback Registration Rights Agreement between Focus and Carl E. Berg, dated March 19, 2007 (Exhibit to Form 8-K filed with the SEC on March 23, 2007, and incorporated herein by reference).

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Exhibit No.	Description

4.7	Warrant to purchase stock issued to Heritage Bank of Commerce, dated February 22, 2008 (Exhibit to Form 8-K filed with the SEC on March 6, 2008, and incorporated herein by reference).

4.8	Registration Rights Agreement between Heritage Bank of Commerce and Focus dated February 22, 2008 (Exhibit to Form 10-Q filed with the SEC on May 15, 2008, and incorporated herein by reference)

4.9	Common stock purchase warrant issued to Marketing By Design, dated March 1, 2008 (Exhibit to Form 10-Q filed with the SEC on May 15, 2008, and incorporated herein by reference)

4.10	Piggyback Registration Rights Agreement between Marketing By Design and Focus dated March 1, 2008 (Exhibit to Form 10-Q filed with the SEC on May 15, 2008, and incorporated herein by reference)

4.11	Common stock purchase warrant issued to Keith L. Lippert, dated March 1, 2008 (Exhibit to Form 10-Q filed with the SEC on May 15, 2008, and incorporated herein by reference)

4.12	Common stock purchase warrant issued to John W. Heilshorn, dated March 1, 2008 (Exhibit to Form 10-Q filed with the SEC on May 15, 2008, and incorporated herein by reference)

4.13
Piggyback Registration Rights Agreement between Lippert/Heilshorn & Associates and Focus dated March 1, 2008 (Exhibit to Form 10-Q filed with the SEC on May 15, 2008, and incorporated herein by reference)

4.14	Common stock purchase warrant issued to FutureWorks, dated March 1, 2008 (Exhibit to Form 10-Q filed with the SEC on May 15, 2008, and incorporated herein by reference)

4.15	Piggyback Registration Rights Agreement between FutureWorks and Focus dated March 1, 2008 (Exhibit to Form 10-Q filed with the SEC on May 15, 2008, and incorporated herein by reference)

4.16	Common stock purchase warrant issued to Carl E. Berg (Heritage Bank of Commerce), dated March 4, 2008 (Exhibit to Form 8-K filed with the SEC on March 6, 2008, and incorporated herein by reference).

4.17	Piggyback Registration Rights Agreement between Carl Berg and Focus dated March 4, 2008 (Exhibit to Form 10-Q filed with the SEC on May 15, 2008, and incorporated herein by reference)

4.18	Amended and Restated Senior Secured Note issued to Ingalls and Snyder LLC, dated February 11, 2008 (Exhibit to Form 8-K filed with the SEC on February 15, 2008, and incorporated herein by reference).

5.1	Opinion of Manatt, Phelps & Phillips, LLP.*

10.1
Affirmation of Guaranty and Security Agreement of October 26, 2000 between Focus and Carl Berg, dated February 22, 2008 (Exhibit to Form 10-K/A filed with the SEC on April 29, 2008, and incorporated herein by reference)

10.2
Amended and Restated Security Agreement by and among Focus, the Purchasers and Ingalls & Snyder LLC, dated as of February 7, 2008 (Exhibit to Form 8-K filed with the SEC on February 15, 2008, and incorporated herein by reference).

10.3
Loan and Security Agreement between Heritage Bank of Commerce and Focus Enhancements, Inc., dated February 22, 2008 (Exhibit to Form 8-K filed with the SEC on March 6, 2008, and incorporated herein by reference).

10.4
Amended and Restated Senior Secured Note Agreement by and among Focus and the purchasers, dated as of February 7, 2008 (Exhibit to Form 8-K filed with the SEC on February 15, 2008, and incorporated herein by reference).

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Exhibit No.	Description

10.5
Amendment No. 2 to Intercreditor Agreement by and among Carl Berg, Greater Bay Venture Banking, a division of Greater Bay Bank, N.A., the Purchasers and Ingalls & Snyder LLC, dated as of February 7, 2008 (Exhibit to Form 8-K filed with the SEC on February 15, 2008, and incorporated herein by reference).

10.6
Amendment No. 3 to Intercreditor Agreement among Carl Berg, Heritage Bank of Commerce, the Purchasers, Ingalls & Snyder LLC and Thomas O. Boucher, Jr., as agent, dated February 22, 2008(Exhibit to Form 10-K/A filed with the SEC on April 29, 2008, and incorporated herein by reference).

10.7
Amended and Restated Intercreditor Agreement by and among Carl Berg, the Purchasers and Ingalls & Snyder LLC, dated as of February 7, 2008 (Exhibit to Form 8-K filed with the SEC on February 15, 2008, and incorporated herein by reference).

23.1	Consent of Burr, Pilger & Mayer LLP.*

23.3	Consent of Manatt, Phelps & Phillips, LLP (see Exhibit 5.1).*

24.1	A power of attorney is set forth on the signature page of the Registration Statement*

*	Included.

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Item 17. Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)           to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a) (3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)    If the registrant is relying on Rule 430B:

(A)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

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(ii)  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question to whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Campbell, State of California, on May 22, 2008.

FOCUS ENHANCEMENTS, INC.
/s/ Brett A. Moyer
Brett A. Moyer
President and Chief Executive officer
(Principal Executive officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Brett Moyer and Gary L. Williams, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brett A. Moyer	President, Chief Executive	May 22, 2008
Brett A. Moyer	Officer and Director

/s/ Gary L. Williams	Executive Vice President of	May 22, 2008
Gary L. Williams	Finance & Chief Financial
Officer (Principal Financial
and Accounting officer)

/s/ N William Jasper, Jr.	Chairman of the Board	May 22, 2008
N William Jasper, Jr.

/s/ Carl E. Berg	Director	May 25, 2008
Carl E. Berg

/s/ William B. Coldrick	Director	May 22, 2008
William B. Coldrick

/s/ Michael L. D’Addio	Director	May 22, 2008
Michael L. D’Addio

/s/ Tommy Eng	Director	May 22, 2008
Tommy Eng

/s/ Sam Runco	Director	May 22, 2008
Sam Runco

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EXHIBIT INDEX

Exhibit No.	Description

3.1(a)	Second Restated Certificate of Incorporation of Focus (Exhibit to Registration Statement on Form SB-2 (No. 33-60248-B) filed with the SEC, and incorporated herein by reference).

3.1(b)	Certificate of Amendment to the Second Restated Certificate of Incorporation of Focus (Exhibit to Form 10-QSB, filed with the SEC, and incorporated herein by reference).

3.1(c)	Certificate of Amendment of the Certificate of Incorporation of Focus dated July 25, 1997 (Exhibit to Form 10-QSB, filed with the SEC on August 14, 1997, and incorporated herein by reference).

3.1(d)
Certificate of Designation - Series B Preferred Stock dated June 14, 2001 (Exhibit to Amendment No. 1 to Registration Statement on Form SB-2 (No. 333-55178) filed with the SEC on August 9, 2001, and incorporated herein by reference).

3.1(e)
Certificate of Amendment to the Second Restated Certificate of Incorporation of Focus dated January 16, 2001 (Exhibit to Form 10-KSB filed with the SEC on March 31, 2003, and incorporated herein by reference).

3.1(f)
Certificate of Amendment to Second Amended and Restated Certificate of Incorporation of Focus dated January 8, 2003 (Exhibit to Form 10-KSB filed with the SEC on March 31, 2003, and incorporated herein by reference).

3.1(g)	Certificate of Amendment of the Certificate of Incorporation of Focus dated March 12, 2004 (Exhibit to Form 10-K filed with the SEC on March 16, 2004, and incorporated herein by reference).

3.1(h)	Certificate of Designation - Series C Preferred Stock dated March 12, 2004 (Exhibit to Form 10-K filed with the SEC on March 16, 2004, and incorporated herein by reference).

3.1(i)
Certificate of Amendment of the Second Restated Certificate of Incorporation of Focus dated November 17, 2006 (Exhibit to Registration Statement on Form S-3 filed with the SEC on December 8, 2006 (No. 333-139224), and incorporated herein by reference).

3.1(j)	Certificate of Designation of Series B Preferred Stock dated September 29, 2005 (Exhibit to Form 8-K filed with the SEC on October 4, 2005, and incorporated herein by reference).

3.2	Restated Bylaws of Focus (Exhibit to Form 10-Q filed with the SEC on November 14, 2007, and incorporated herein by reference).

4.1	Common Stock Purchase Form of Warrant (Ingalls & Snyder), dated February 11, 2008 (Exhibit to Form 8-K filed with the SEC on February 15, 2008, and incorporated herein by reference).

4.2
Amended and Restated Registration Rights Agreement by and among Focus, the Purchasers and Ingalls & Snyder LLC, dated as of February 7, 2008 (Exhibit to Form 8-K filed with the SEC on February 15, 2008, and incorporated herein by reference.)

4.3	Warrant to purchase stock issued to Greater Bay Bancorp, dated March 19, 2007 (Exhibit to Form 8-K filed with the SEC on March 23, 2007, and incorporated herein by reference).

4.4	Registration Rights Agreement between Focus and Greater Bay Bancorp, dated March 19, 2007 (Exhibit to Form 8-K filed with the SEC on March 23, 2007, and incorporated herein by reference).

4.5	Common stock purchase warrant issued to Carl E. Berg, dated March 19, 2007 (Exhibit to Form 8-K filed with the SEC on March 23, 2007, and incorporated herein by reference).

4.6	Piggyback Registration Rights Agreement between Focus and Carl E. Berg, dated March 19, 2007 (Exhibit to Form 8-K filed with the SEC on March 23, 2007, and incorporated herein by reference).

4.7	Warrant to purchase stock issued to Heritage Bank of Commerce, dated February 22, 2008 (Exhibit to Form 8-K filed with the SEC on March 6, 2008, and incorporated herein by reference).

4.8	Registration Rights Agreement between Heritage Bank of Commerce and Focus dated February 22, 2008 (Exhibit to Form 10-Q filed with the SEC on May 15, 2008, and incorporated herein by reference)

4.9	Common stock purchase warrant issued to Marketing By Design, dated March 1, 2008 (Exhibit to Form 10-Q filed with the SEC on May 15, 2008, and incorporated herein by reference)

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Exhibit No.	Description

4.10	Piggyback Registration Rights Agreement between Marketing By Design and Focus dated March 1, 2008 (Exhibit to Form 10-Q filed with the SEC on May 15, 2008, and incorporated herein by reference)

4.11	Common stock purchase warrant issued to Keith L. Lippert, dated March 1, 2008 (Exhibit to Form 10-Q filed with the SEC on May 15, 2008, and incorporated herein by reference)

4.12	Common stock purchase warrant issued to John W. Heilshorn, dated March 1, 2008 (Exhibit to Form 10-Q filed with the SEC on May 15, 2008, and incorporated herein by reference)

4.13
Piggyback Registration Rights Agreement between Lippert/Heilshorn & Associates and Focus dated March 1, 2008 (Exhibit to Form 10-Q filed with the SEC on May 15, 2008, and incorporated herein by reference)

4.14	Common stock purchase warrant issued to FutureWorks, dated March 1, 2008 (Exhibit to Form 10-Q filed with the SEC on May 15, 2008, and incorporated herein by reference)

4.15	Piggyback Registration Rights Agreement between FutureWorks and Focus dated March 1, 2008 (Exhibit to Form 10-Q filed with the SEC on May 15, 2008, and incorporated herein by reference)

4.16	Common stock purchase warrant issued to Carl E. Berg (Heritage Bank of Commerce), dated March 4, 2008 (Exhibit to Form 8-K filed with the SEC on March 6, 2008, and incorporated herein by reference).

4.17	Piggyback Registration Rights Agreement between Carl Berg and Focus dated March 4, 2008 (Exhibit to Form 10-Q filed with the SEC on May 15, 2008, and incorporated herein by reference)

4.18	Amended and Restated Senior Secured Note issued to Ingalls and Snyder LLC, dated February 11, 2008 (Exhibit to Form 8-K filed with the SEC on February 15, 2008, and incorporated herein by reference).

5.1	Opinion of Manatt, Phelps & Phillips, LLP

10.1
Affirmation of Guaranty and Security Agreement of October 26, 2000 between Focus and Carl Berg, dated February 22, 2008 (Exhibit to Form 10-K/A filed with the SEC on April 29, 2008, and incorporated herein by reference)

10.2
Amended and Restated Security Agreement by and among Focus, the Purchasers and Ingalls & Snyder LLC, dated as of February 7, 2008 (Exhibit to Form 8-K filed with the SEC on February 15, 2008, and incorporated herein by reference).

10.3
Loan and Security Agreement between Heritage Bank of Commerce and Focus Enhancements, Inc., dated February 22, 2008 (Exhibit to Form 8-K filed with the SEC on March 6, 2008, and incorporated herein by reference).

10.4
Amended and Restated Senior Secured Note Agreement by and among Focus and the purchasers, dated as of February 7, 2008 (Exhibit to Form 8-K filed with the SEC on February 15, 2008, and incorporated herein by reference).

10.5
Amendment No. 2 to Intercreditor Agreement by and among Carl Berg, Greater Bay Venture Banking, a division of Greater Bay Bank, N.A., the Purchasers and Ingalls & Snyder LLC, dated as of February 7, 2008 (Exhibit to Form 8-K filed with the SEC on February 15, 2008, and incorporated herein by reference).

10.6
Amendment No. 3 to Intercreditor Agreement among Carl Berg, Heritage Bank of Commerce, the Purchasers, Ingalls & Snyder LLC and Thomas O. Boucher, Jr., as agent, dated February 22, 2008(Exhibit to Form 10-K/A filed with the SEC on April 29, 2008, and incorporated herein by reference).

10.7
Amended and Restated Intercreditor Agreement by and among Carl Berg, the Purchasers and Ingalls & Snyder LLC, dated as of February 7, 2008 (Exhibit to Form 8-K filed with the SEC on February 15, 2008, and incorporated herein by reference).

23.1	Consent of Burr, Pilger & Mayer LLP

23.3	Consent of Manatt, Phelps & Phillips, LLP (see Exhibit 5.1)

24.1	A power of attorney is set forth on the signature page of the Registration Statement